Exhibit 10.255

RETIREMENT AND CONSULTING AGREEMENT

This  Retirement and Consulting Agreement (this “Agreement”) is made and entered into this 15th day of December, 2011, by and between Dollar Thrifty Automotive Group, Inc., a Delaware corporation (the “Company”), and R. Scott Anderson (“Executive”).

WITNESSETH:

WHEREAS, Executive is an employee of the Company currently serving as  Senior Executive Vice President and has provided outstanding service to the Company  in excess of 20 years;.

WHEREAS, Executive has informed the Company that Executive desires to retire and voluntarily separate from his current position effective December 31, 2011;

WHEREAS, in light of Executive’s significant experience and knowledge with the car rental industry and leadership skills he has demonstrated in the past, following Executive’s retirement, the Company desires to engage Executive to provide certain consulting services to the Company and Executive desires to provide such services, in each case on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and Executive desire to make provision for the payments and benefits that Executive will be entitled to receive from the Company in consideration for Executive’s obligations and actions under this Agreement and in connection with his provision of services as a consultant following his retirement.

NOW, THEREFORE, in consideration of the premises and the promises and Agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and Executive agree as follows:

1.           Effective Date of Agreement.  This Agreement is effective on December 31, 2011 (the “Effective Date”) and shall continue in effect as provided herein.

2.           Resignation and Retirement.   Effective on the Effective Date, Executive will resign and retire as an employee of the Company, and, to the extent not previously accomplished, (i) resign from all boards and offices of  the Company and any entity that is a subsidiary of or is otherwise related to or affiliated with the Company, (ii) resign from all administrative, fiduciary or other positions he may hold or has held with respect to arrangements or plans for, of or relating to the Company, and (iii) agree to resign from any nonprofit positions related to his services to the Company as the Company may request at any time after the date hereof.  The Company hereby consents to and accepts said resignations, and the Company records shall so reflect.

Upon such resignation on the Effective Date:

(a)           Vested Retirement Benefits.  Executive shall be entitled to receive any then-vested retirement benefits under the tax-qualified plans of the Company and under the nonqualified deferred compensation plans in accordance with their terms including, in the case of the nonqualified deferred compensation plans, subject to any applicable six-month delay in payment required under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)           Continuing Health Care Benefits.  Executive’s resignation on the Effective Date is a “qualifying event” as such term is defined under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  During the period from the Effective Date and continuing for eighteen (18) months thereafter, instead of Executive paying full COBRA premiums during such period, the Company shall pay the amount of any COBRA premiums in excess of the amount that was deducted from Executive’s bi-weekly salary payment prior to the Effective Date to maintain group health care benefits, and Executive shall only pay an amount equal to that amount which was deducted from Executive’s bi-weekly salary payment prior to the Effective Date to maintain group health care benefits (the “Co-Payment”). The Co-Payment will be billed to Executive by the Company’s third party COBRA service provider.  In order to maintain the group health care benefits pursuant to the preceding sentence, Executive must elect COBRA benefits and must timely pay the Co-Payment amount.

(c)           Personal Time.  The Company will pay Executive personal time off (“PTO”) pay in an amount equal to 50% of Executive’s awarded but unused hours, less (i) applicable federal, state and local taxes and assessments required to be withheld by the Company and (ii) any PTO used by Executive after the date hereof and prior to the Effective Date.  The PTO pay will be paid in accordance with the Company’s policy and applicable state law following the Effective Date or earlier separation date as applicable.

(d)           Option Grants and Performance Share Credits.  The following provisions shall govern shares of common stock granted to Executive under the agreements specified below:

(i)           The Stock Option Grant Agreement for 12,054 shares dated January 31, 2008.

(ii)          The Stock Option Grant Agreement for 125,000 shares dated October 13, 2008.

 (iii)        The Stock Option Grant Agreement for 150,000 shares dated May 14, 2009.

(iv)         The Performance Units Grant Agreement dated December 3, 2010 for 16,000 performance units.

Any options not vested as of the Effective Date under the agreements described in (i), (ii) or (iii) of this Section 2(d) shall continue to vest as provided in said agreements for a period of three (3) years from the Effective Date, and all vested options may be exercised for a period of three (3) years following the Effective Date.  Executive acknowledges and agrees that all performance units granted in the agreement described in (iv) of this Section 2(d) are forfeited as of the Effective Date pursuant to its terms as all such units are scheduled to vest subsequent to the Effective Date and he will have no rights or entitlements to receive any payments or benefits in respect of such performance units pursuant to the Performance Units Grant Agreement or otherwise.

(e)           2011 Executive Incentive Compensation.  Provided the Company meets its minimum earnings before interest, taxes, depreciation and amortization (“EBIDTA”) requirements under the  Company 2011 Executive Incentive Compensation Plan (the “2011 Plan”), as determined and approved by the Company’s Human Resources and Compensation Committee, Executive will be entitled to receive the cash portion of any incentive compensation awarded to him pursuant to the 2011 Plan at the time the incentive compensation is paid to the executives of the Company pursuant to the 2011 Plan, which is anticipated to be no later than  March 15, 2012.  Executive will not receive any restricted stock or performance units if awarded pursuant to the 2011 Plan as they are subject to long term vesting terms, and is not eligible to participate in any incentive compensation plan for any year subsequent to 2011. The Company currently expects the cash portion of the 2011 Plan to exceed the cash bonus Executive was awarded under the 2010 incentive compensation plan; However, the  actual award will be subject to actual performance and The Human Resources and Compensation Committee approval in March 2012 after the audit is completed.

(f)           Company Property.  On the Effective Date, Executive shall return to the Company any credit cards, files, computers and other property issued to, received by or prepared by Executive during his employment, with the exception of the iPad and the iPhone currently in his possesssion, which the Company is hereby transferring to Executive at no charge.

(g)           Life Insurance Policy.  Executive has the option to transfer the life insurance policy held by the Company with MassMutual Financial Group to Executive, at Executive’s cost and expense following the Effective Date, provided he completes such transfer on or before February 1, 2012.

(i)           Other Plans.  Except as specifically set forth above in this Section 2, as of the Effective Date Executive will immediately cease to participate in or accrue any further benefits in all Company plans, programs, agreements and arrangements as of the Effective Date.

3.           Consulting Services

(a)           Subject to Executives continued employment with the Company through December 31, 2011 and his compliance with the other terms and conditions of this Agreement, effective January 1, 2012, the Company will engage Executive to perform consulting services consistent with Executive’s car rental experience and Executive shall, to the best of his ability and skill, render and perform to the Company personal consulting services as mutually agreed upon by Executive and the Company’s President and Chief Executive Officer (the “Consulting Services”).  Executive acknowledges and agrees that the performance of the Consulting Services by him shall be exclusively on behalf of and for the benefit of the Company.  Notwithstanding the foregoing, no term or condition herein shall be construed or interpreted to restrict or otherwise limit the ability or right of the Company, to contract with others to provide similar services to Executive.

(b)           The period during which Executive will provide the Consulting Services to the Company will be the period commencing on January 1, 2012 and terminating on December 31, 2012 (the “Consulting Period”).  Notwithstanding the foregoing, the Consulting Period may be terminated prior to December 31, 2012 as follows: (i) in the event of the occurrence of an “Event of Default” (as defined below) the non-defaulting party may terminate the Consulting Period by providing written notice to the defaulting party of his or its intention to terminate the Consulting Period, which notice will specify the termination date of the Consulting Period, and (ii) the Company may terminate the Consulting Period for Consulting Cause (as defined below) by providing written notice to Executive.

For purposes of this Agreement, an “Event of Default” means the occurrence of one or more of the following:  (i) any failure of the Company during the Consulting Period to pay Executive the Consulting Fee (as defined below) or reimbursement of any material expenses pursuant to Section 7(d) which the Company fails to cure within ten (10) days of written demand by Executive, (ii) any failure by either party to perform any of the terms, conditions, representations, warranties or covenants of this Agreement (other than payment obligations) to be observed or performed by such party for more than thirty (30) days after written notice to cure such default shall have been given by the non-defaulting party, or (iii) if the Company shall be unable to pay its debts or ceases to do business as a going concern; or by the order of a court of competent jurisdiction, a receiver, liquidator or trustee of the Company or a substantial part of the assets of the Company shall be appointed, by decree of court, the Company shall be sequestered, a tax lien

(other than for taxes which are not delinquent and are being contested in good faith) or attachment shall be filed against the Company’ property, or an involuntary petition to reorganize or liquidate the Company, pursuant to the Federal Bankruptcy Code, as it now exists or as it may hereafter be amended, pursuant to any other analogous statute or law applicable to the Company now or hereinafter in effect, shall be filed against the Company and shall not be dismissed, stayed or indemnified against within sixty (60) days; or a party, at any time during the Consulting Period, shall file a petition in voluntary bankruptcy under any provision of any bankruptcy law or petition to take advantage of any insolvency act, shall make an assignment for the benefit of its creditors.

For purposes of this Agreement, “Consulting Cause” shall mean (i) Executive’s willful and continuous gross neglect in the provision of any of the Consulting Services, (ii) an act of dishonesty on the part of Executive constituting a felony resulting or intended to result, directly or indirectly, in his gain for personal enrichment at the expense of the Company or an affiliate  (iii) Executive’s  revocation of the Release set out in Section 7 or (iv) Executive’s material breach of the provisions of Sections 4 through 6, inclusive of this Agreement.

(c)           In consideration for the provision by Executive of the Consulting Services, the Company shall pay Executive the sum of $200,000.00 for the Consulting Period, payable in monthly installments of $16,667 each during the Consulting Period (“Consulting Fee”), regardless of the actual amount of time devoted to the performance of Consulting Services by Executive, and regardless of whether Executive provides any Consulting Services at all, even if the Company does not request or demand the same.  The monthly installment shall be due and payable as of the first day of each calendar month during the Consulting Period.  For purposes of clarification, the parties intend that Executive will have a “separation from service” within the meaning of Section 409A of the Code as of the Effective Date, and the Company and Executive currently intend and anticipate that the amount of time Executive will provide Consulting Services during any month will be less than or equal to twenty percent (20%)_of the average level of bona fide services performed during the thirty-six (36) month period preceding the Effective Date.

If (i) the Company terminates the Consulting Period for Consulting Cause or as a result of an Event of Default by Executive or (ii) Executive terminates the Consulting Period other than as a result of an Event of Default by the Company, then the Company’s obligations to pay the Consulting Fee shall immediately cease and the Company shall have no obligation to pay Executive any further amounts under this Agreement other than any unpaid but accrued monthly retainer payments and the continuation of the COBRA payments pursuant to Section 2 (b).

(d)           The Company shall pay and reimburse Executive for all reasonable travel-related expenses paid or incurred by Executive with the Company’s prior approval in connection with the performance of any of the Consulting Services outside of Tulsa, Oklahoma, no later than thirty (30) days upon receipt of expense statements, vouchers or other evidence of expenses by Executive in a form specified by the Company and consistent with its customary practices for employees.

(e)           During the Consulting Period, Executive and the Company agree that the status of Executive will be that of an independent contractor and nothing in this Agreement is intended or shall be construed to create or establish any agency, partnership or joint venture relationship between the parties.  During the Consulting Period, Executive will not be permitted to continue to participate in or accrue any further benefits under any Company benefit plans, programs, agreements or arrangements by virtue of the consulting relationship.

(f)      Notwithstanding any provision contained herein to the contrary, in the event Scott L. Thompson fails to be the President and/or CEO of the Company for any reason, the unpaid portion of the annual Consulting Fee will become due and payable in full to Executive within 30 days of such event.

4.           Non-Competition Covenants. During the Consulting Period, Executive hereby undertakes and covenants with the Company as follows:

(a)           Not to, directly or indirectly, own, manage, operate, join, invest in, control or participate in the ownership, management, operation or control of, or provide assistance to or be associated with as a manager, employee, consultant, instructor, independent contractor or subcontractor, any rental car company with national operations in the United States in competition with the Company or its affiliates without the prior written consent of the Company, excluding ownership of not more than two percent (2%) of the outstanding capital stock of any corporation having a class of stock traded on a nationally recognized exchange;

(b)           Not to cause any injury, intentional or otherwise, to the customer goodwill and business reputation of the Company or its affiliates including, but not limited to avoiding any action, conduct or statements which may reasonably be construed to be disparaging or negative as to the Company and its officers, directors, employees or representatives; and

(c)           Not to cause harm, intentional or otherwise, to the legitimate business interests of the Company or its affiliates, including but not limited to the business relationships of the Company.

5.           Non-Solicitation.  During the Consulting Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, hire or solicit for employment on behalf of himself or any other person or entity any individual who is employed by the Company or any of its affiliates at the time of such hire or solicitation, or was employed by the Company or its affiliates at any time during the immediately preceding twelve (12) month period, or encourage any such person to leave the employment of the Company.

6.           Confidentiality/Nondisclosure.  Executive acknowledges and agrees that during the duration of his employment with the Company and in connection with Executive performing the Consulting Services, Executive, has and will have access to and the opportunity to acquire Confidential Information (as defined below).  Executive shall receive and maintain in strictest confidence such Confidential Information and shall not disclose such Confidential Information, or any part thereof, to any third party, without the prior written consent of the Company.  Any Confidential Information or copies thereof furnished to Executive by the Company shall be returned to the Company upon the Company’s request.  In the event it becomes necessary for the Company to enforce this provision, the parties agree that injunctive relief is appropriate and necessary to protect the Company’s interest in the Confidential Information.  The obligations contained in this Section shall survive any termination of this Agreement regardless of the cause or reason for termination.

“Confidential Information” means any proprietary information in any form relating to the Company and/or its affiliates, including, but not limited to, pricing, marketing, financial, business methods, operating and customer information, or any other information important to the competitive position of the Company or its affiliates which is not otherwise in the public domain.  However, the following will not be considered Confidential Information: (a) information that was already known to Executive without the obligation of confidentiality prior to disclosure by the Company; (2) information that is in the public domain through no fault or action of Executive; and (3) information which Executive is required through legal or administrative process to disclose, provided that notice of such required disclosure shall be delivered to the Company in adequate time to reasonably allow the Company to seek a protective order against such disclosure.

7.           Releases by Executive.

(a)           In consideration of the Company’s agreement to enter into this Agreement and accept the provision by Executive of the Consulting Services, Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators, hereby releases, dismisses, remises and forever discharges the Company and all of its parents, subsidiaries, affiliates, divisions, successors, assigns, trustees, officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the “Company Releasees”) from any and all arbitrations, claims, including claims for attorney’s fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown (“claims”), which Executive now has or may have had, or may have or claim to have in the future against each or any of the Company Releasees by reason of any matter, cause or thing occurring, done or omitted to be done from the beginning of time until the date of the execution of this release including without limitation any claim arising out of or relating to:

(i)           Executive’s employment by and provision of services to the Company on and prior to the Effective Date;

(ii)           discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, and any claims under applicable state laws; and

(iii)           breach by the Company of any contract or promise, express or implied, on or prior to the Effective Date;

provided, however, that the foregoing shall not apply to claims to enforce rights that Executive may have as of the Effective Date to vested benefits under any of the Company’s tax-qualified plans and agreements, as provided herein, or under any indemnification Agreement between Executive and the Company, under the Company’s indemnification provided in its by-laws, under the directors’ and officers’ liability coverage maintained by the Company, under Section 145 of the Delaware General Corporation Law, or any obligations of the Company arising after the date hereof to make any payments to Executive under this Agreement.  In addition, nothing in this release is intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission in connection with any claim Executive believes he may have against the Company Releasees.  However, by executing this release, Executive hereby waives the right to recover in any proceeding that Executive may bring before the Equal Employment Opportunity Commission or any state human rights commission or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on Executive’s behalf.  In addition, this release is not intended to interfere with Executive’s right to challenge that his waiver of any and all ADEA claims pursuant to this release is a knowing and voluntary waiver, notwithstanding Executive’s specific representation to the Company that he has entered into this Agreement and executed this release and waiver knowingly and voluntarily.

(b)           Executive further agrees and acknowledges that:

(i)           He has been advised by the Company to consult with legal counsel prior to executing and delivering this Agreement and the release provided for herein, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Agreement and release, and enters into this Agreement and release freely, voluntarily and intending to be bound;

(ii)           He has been given a period of twenty-one (21) days to review and consider the terms of this Agreement, and the release contained herein, prior to its execution and that he may use (or waive) as much of the twenty-one (21) day period as he desires; and

(iii)           He may, within seven (7) days after execution and delivery, revoke this release.  Revocation shall be made by delivering a written notice of revocation to:  Scott L. Thompson, President and Chief Executive Officer at the Company.  For such revocation to be effective, written notice must be received by the Chief Executive Officer at the Company no later than the close of business on the seventh (7th) day after Executive executes this Agreement.  If Executive does exercise his right to revoke this release, the Consulting Services will be terminated and the Company shall not have any obligation to make payments or provide any benefits to Executive as set forth in this Agreement, including without limitation those payments set forth in paragraphs 2 and 3 hereof, except as may be required under the consolidated Omnibus Reconciliation Act of 1986 and except to the extent Executive is entitled to such benefits by reason of agreements and plans other than this Agreement, or as required by law.

8.           Successors and Binding Agreement.

(a)           This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed included in the definition of “the Company” for purposes of this Agreement), but shall not otherwise be assignable or delegable by the Company.

(b)           This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

(c)           This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other party, assign, transfer, or delegate this Agreement or any rights or obligations hereunder except as expressly provided in subparagraphs (a) and (b) of this Paragraph 8.

(d)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement.

9.           Notices.  For all purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered, addressed to the Company (to the attention of the Chief Executive Officer at its principal executive offices and to Executive at his principal residence then on file with the Company, or to such other address as either party may have furnished to the other in writing and in accordance herewith.

10.           Taxes, Payments, Section 409A etc.  Executive acknowledges and agrees that he shall be responsible for his share of any and all Federal, State and/or local taxes applicable to the payments made, and benefits provided or made available, to Executive pursuant to this Agreement and further agrees to indemnify the Company against any liability as a result of those taxes.  The parties agree that the Company will be entitled to withhold from any payments or benefits under this Agreement any amounts required to be withheld. Executive shall be solely responsible for all income, sales, use, excise and other taxes imposed on the compensation payable and benefits provided to Executive in connection with any payments made to him for his performance of services as an independent contractor.  Executive shall pay all such taxes, and shall hold harmless the Company from any liability and expense by reason of Executive's failure to pay such taxes, charges or contributions.

The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code.  All expenses or other reimbursements paid pursuant herewith that are taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

11.           Employment Continuation Agreement.   Executive hereby acknowledges and agrees that his participation in the Second Amended and Restated Employment Continuation Plan for Key Employees of Dollar Thrifty Automotive Group, Inc. dated as of December 9, 2008 (the “Continuation Plan”), as amended, is hereby terminated in its entirety as of the Effective Date (unless earlier terminated in accordance with the terms of the Continuation Plan), and from and after the Effective Date Executive shall have no rights or entitlements, and the Company shall have no obligations in respect of Executive, under, arising out of or related to such Employment Continuation Plan.

12.           Amendment and Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13.           Entire Agreement; Continuing Indemnification Rights.  This Agreement shall constitute the entire Agreement between the parties hereto with respect to the subject matters covered by this Agreement and shall supersede all prior verbal or written agreements, covenants, communications, understandings, commitments, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter, including without limitation the Continuation Plan provided, however, that this Agreement is not intended to amend, supersede or terminate any vested rights Executive has accrued prior to the Effective Date pursuant to the provisions of any existing incentive compensation plan, stock option agreement, deferred compensation plan, and employee pension benefit plan and welfare benefit plan, except to the extent specifically provided in one or more provisions of this Agreement.  This Agreement shall not affect any indemnification or other rights under any indemnification Agreement between Executive and the Company or under the Company’s by-laws.

14.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the substantive laws of the State of Oklahoma, without giving effect to the principles of conflict of laws of such State.

15.           Survival.  In the event Executive exercises his right to revoke the release provided for in Section 7 of this Agreement, the Company shall have no further obligations to make any payments under Sections 2(b), 2(e) or 3 of this Agreement, and all other provisions of this Agreement shall remain in full force and effect.

16.           Consent to Jurisdiction, Venue, Jury Trial Waiver.  Any litigation, action or proceeding with respect to this Agreement or otherwise arising between the parties hereto shall be brought exclusively in the Oklahoma state court of competent jurisdiction sitting in Tulsa County, Oklahoma, or the United States District Court for the Northern District of Oklahoma.  THE PARTIES HEREBY WAIVE ANY RIGHT TO A JURY TRIAL.

In addition, Executive agrees that it is impossible to measure in money the damages that will accrue to the Company or any of its affiliates in the event that Executive breaches any of the provisions of Sections 4, 5 or 6 of this Agreement (collectively, the “Restrictive Covenants”).  In the event that Executive breaches any such Restrictive Covenant, the Company or any of its affiliates shall be entitled to an injunction restraining Executive from violating such Restrictive Covenant (without posting any bond).  If the Company or any of its affiliates shall institute any action or proceeding to enforce any such Restrictive Covenant, Executive hereby waives the claim or defense that the Company or any of its affiliates has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company or any of its affiliates has an adequate remedy at law.  The foregoing shall not prejudice the Company’s or any of its affiliates’ right to require Executive to account for and pay over to the Company or any of its affiliates, and Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by Executive as a result of any transaction constituting a breach of any of the Restrictive Covenants.

17.           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall nevertheless remain in full force and effect.

18.           Captions and Paragraph headings.  Captions and paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date set forth above.

DOLLAR THRIFTY
AUTOMOTIVE GROUP, INC.:

By:______________________________________
      Scott L. Thompson, President

Executive:

_________________________________________
R. Scott Anderson